Nevada, Iowa ----- August 12, 2015 Lincolnway Energy, LLC (“ Lincolnway ”) announced its unaudited financial results for the three months ended June 30, 2015.

Results for the 3rd Quarter Fiscal Year 2015

Gross Profit -	$1,263,086
EBITDA -	2,722,859
Net Income -	$598,806

Lincolnway reported net income of $.6 million, or $14.24 per unit, for the three months ended June 30, 2015, compared to net income of $7.8 million, or $185.39 per unit, for the three months ended June 30, 2014.

Gross profit for the three months ended June 30, 2015 was $1.3 million, compared to a gross profit of $8.8 million for the three months ended June 30, 2014.

EBITDA, which is defined as earnings before interest, income taxes, depreciation, and amortization, was $2.7 million for the three months ended June 30, 2015, compared to $9.7 million for the three months year ended June 30, 2014.

Eric Hakmiller, Lincolnway's President and CEO stated, “The quarter started out strong and faded at the end as gasoline demand could not keep up with the supply of ethanol.  We are very happy with the cost containment projects we completed in the last year; they are going to be very helpful in this more challenging margin environment.”

About Lincolnway Energy, LLC:

Lincolnway is located on approximately 160 acres in Nevada, Iowa, operating a 50 million gallon per year ethanol plant. Lincolnway began producing ethanol in May, 2006.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are identified by terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, Lincolnway has identified in its Annual Report on Form 10-K important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of Lincolnway, including, without limitation, the risk and nature of Lincolnway's business, and the effects of general economic conditions on Lincolnway. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Lincolnway further cautions that such factors are not exhaustive or exclusive. Lincolnway does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of Lincolnway.

Financial Results

LINCOLNWAY ENERGY, LLC
Statements of Operations
For the Three Months Ended June 30, 2015 and 2014
(Unaudited)

	2015	2014

Revenue	$29,047,061	$38,991,719
Cost of goods sold	27,783,975	30,197,217
Gross profit	1,263,086	8,794,502

General and administrative expenses	667,769	988,111
Operating income	595,317	7,806,391

Other income (expense):
Interest income	3,754	5,644
Interest expense	(265)	(16,509)
	3,489	(10,865)

Net income	$598,806	$7,795,526

Weighted average units outstanding	42,049	42,049

Net income per unit - basic and diluted	$14.24	$185.39

Management uses EBITDA, a non-GAAP measure, to measure Lincolnway’s financial performance and to internally manage its business. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, our computation of EBITDA may not be comparable with a similarly-titled measure of another company.

Summary Balance Sheets

	June 30, 2015	September 30, 2014
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$250	$30,273
Cash equivalents - repurchase account	4,434,823	22,948,115
Derivative financial instruments	—	487,078
Trade and other accounts receivable	3,226,308	1,543,599
Inventories	4,518,651	4,738,106
Prepaid expenses and other	459,597	362,495
Total current assets	12,639,629	30,109,666
Net property and equipment	37,620,770	31,991,348
Other assets	847,617	646,623
Total Assets	$51,108,016	$62,747,637

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$4,450,179	$4,566,981
Current settlement payable, related party	425,000	—
Derivative financial instruments	141,366	—
Current maturities of notes payable	26,998	53,153
Total current liabilities	5,043,543	4,620,134
Total long term liabilities	1,417,897	1,881,851
Total members' equity	44,646,576	56,245,652
Total Liabilities and Members' Equity	$51,108,016	$62,747,637

Contact:
Kris Strum, Director of Finance
Lincolnway Energy, LLC
515.817.0153